EXHIBIT 23(12)
RABIL, ROPKA, KINGETT & STEWART, L.L.C.
Attorneys at Law

Mitchell J. Rabil, CPA ♦±
C. Richard Ropka, LLM (Tax)		238 Chestnut Avenue
Donald L. Kingett, CPA, LLM (Tax) ♦	Reply to:	Vineland, New Jersey 08360
Robert A. Stewart, LLM (Tax)♦
James L. Hatzell, CPA, LLM (Tax)♦*+	215 Fries Mill Road
Joseph S. Gelb (1938-2004)	Turnersville, New Jersey 08012	+Of Counsel
	(856) 374-5800	♦ Also Admitted-PA
	(856) 374-5333 (Fax)	± Also Admitted-DC
* Also Admitted-FL

June 26, 2006

Board of Trustees
Monteagle Funds (Formerly Memorial Funds)
6550 Directors Parkway
Abilene, Texas 79606

Board of Trustees
Unified Series Trust
431 North Pennsylvania Avenue
Indianapolis, Indiana 46204

Dear Ladies and Gentlemen:

You have requested our opinion regarding the federal income tax consequences to the Monteagle Fixed Income Fund, the Monteagle Value Fund, and the Monteagle Large Cap Growth Fund (each an “Acquired Fund” and together the “Acquired Funds”), each a separate series of Unified Series Trust, an Ohio business trust, (“Unified Trust”), to the holders of the shares of beneficial interest (the “shares”) of Acquired Funds (the “Acquired Fund Shareholders”), and to the Memorial Government Bond Fund, now named the Monteagle Fixed Income Fund, the Memorial Value Fund, now named the Monteagle Value Fund, and the Memorial Large Cap Growth Fund, now named the Monteagle Large Cap Growth Fund, (each an “Acquiring Fund” and together the “Acquiring Funds”), each a separate series of Monteagle Funds, formerly the Memorial Funds now named the Monteagle Funds, a Delaware business trust, in connection with the proposed transfer of substantially all of the properties of Acquired Funds to Acquiring Funds in exchange solely for voting shares of beneficial interest of Acquiring Funds (“Acquiring Fund Shares”) and the assumption of all liabilities of Acquired Funds by Acquiring Funds, followed by the distribution of such Acquiring Fund Shares received by Acquired Funds in complete liquidation and termination by distribution of such Acquired Funds (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of June 5, 2006 executed by the Unified Trust on behalf of Acquired Funds and the Monteagle Funds on behalf of Acquiring Funds.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Form N-14 filed by Acquiring Funds on May 25, 2006 with the Securities and Exchange Commission and the discussion contained in the Prospectus under the caption “Certain Income Tax Consequences," (3) the related Proxy Statement dated May 25,2006 (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Monteagle Funds on the behalf of the Acquiring Funds, (5) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Unified Trust on behalf of Acquired Funds, and (6) opinions of other counsel as set forth in the Agreement and Plan of Reorganization. With respect to factual matters, we have relied upon statements and affidavits of officers of the company without independent inquiry or investigation. In all such examinations, we have assumed conformity with the original of all documents submitted to us as conformed or photo static copies, the authenticity of all documents submitted to us as originals, and the genuineness of all signatures on all documents submitted to us.

Our opinion is based upon and subject to the foregoing and the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. Accordingly, upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above, it is our opinion for federal income tax purposes that with respect to each Acquiring Fund and the respective Acquired Fund:

1.
The acquisition by Acquiring Fund of substantially all of the assets of Acquired Fund in exchange solely for Acquiring Fund’s Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund’s Shares to the Acquired Fund’s Shareholders in exchange for their Acquired Funds shares in complete liquidation and termination of Acquired Fund will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code and Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.
Acquiring Fund will recognize no gain or loss upon receiving the assets of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund.

3.
Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund except to the extent that Acquired Funds’ assets consist of contracts described in section 1256(b) of the Code (“Section 1256 Contracts”); Acquired Funds will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Funds pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Funds on the effective date of the Reorganization at their fair market value.

4.	Acquired Fund will not recognize gain or loss upon the distribution to their shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.
5.	The Acquired Fund’s Shareholders will recognize no gain or loss upon receiving shares of stock of Acquiring Fund solely in exchange for Acquired Fund shares.
6.
The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the transaction will be the same as the aggregate basis of Acquired Fund shares surrendered by the Acquired Fund Shareholder in exchange thereof.

7.
An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by an Acquired Fund Shareholder in the transaction will include the holding period during which the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

8.
The aggregate adjusted basis to Acquiring Fund of the assets of Acquired Fund received by Acquiring Fund in the Reorganization will be the same as the aggregate adjusted basis of those assets in the hands of Acquired Fund immediately before the exchange.

9.
The Acquiring Fund’s holding periods with respect to the assets of Acquired Fund that Acquiring Fund acquire in the transaction will include the respective periods for which those assets were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

10.
With respect to the Monteagle Fixed Income Fund, the Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381,382,383, and 384 of the Code and applicable regulations thereunder.

We express no opinion as to the federal income tax consequences of the Reorganization except as set forth above, or as to any transaction except those consummated in accordance with the Plan. This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Rabil, Ropka, Kingett and Stewart, LLC, under the heading “Certain Federal Income Tax Consequences” in the Registration Statement and the Prospectus.

Very truly yours,
/s/
Rabil, Ropka, Kingett and Stewart, LLC